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                      PORTIONS OF THIS EXHIBIT HAVE BEEN
                       OMITTED AND FILED SEPARATELY WITH
                         THE COMMISSION PURSUANT TO A
                      REQUEST FOR CONFIDENTIAL TREATMENT
                     UNDER RULE 24(B)-2. THE LOCATION OF
                       THOSE OMITTED PORTIONS IS DENOTED
                                 BY BRACKETS.

                             *    *    *    *    *

                                                                  Exhibit 10.32

                     [LETTERHEAD OF FLETCHER SPAGHT, INC.}

                                             January 31, 2000

Transmitted via fax: 781-237-7196

Robert Bishop, Ph.D.
Chairman and CEO
AutoImmune, Inc.
47 Carisbrooke Road
Wellesley, MA 02481

Dear Bob:

      We are pleased to provide continued assistance to AutoImmune in the launch of Colloral(R) as a non-prescription nutraceutical. The remainder of this letter will describe the scope of our continued involvement and FSI's compensation for the work to be undertaken.

BACKGROUND

      In September 1999, Fletcher Spaght, Inc. (FSI) was retained by AutoImmune to assess the potential of launching Colloral/(R)/ as a non-prescription nutraceutical. FSI was also asked to develop the strategy for that launch, if appropriate to do so.

      Based on FSI's efforts it was determined that Colloral/(R)/ has a
potential market of [                          ] at retail in the U.S. OTC
nutraceutical market. Nutraceutical growth has been explosive in recent years given increased interest by consumers in homeopathic medicine, the aging of baby-boomers oriented to participation in management of their health and increased access to health-related information via the Internet. Nutraceuticals are no longer relegated to specialty retail channels but have become mainstream consumer items in traditional outlets, e.g., drug stores, supermarkets, mass merchandisers, etc. Several nutraceuticals have become sizeable market segments, most notably, chondroitin sulfate for osteoarthritis; sales of chondroitin sulfate were expected to exceed (greater than) $l00 million in 1999. Given the market potential and attractive outlook, FSI recommended moving forward to develop an OTC launch strategy for Colloral/(R)/.

        Given the market dynamics however OTC marketing knowledge/resources and multi-channel distribution will be critical to the success of Colloral/(R)/, as a non-prescription nutraceutical. Therefore, it is important that AutoImmune secure a strong marketing and distribution partner(s) with visibility/reach in specialty stores, traditional

Robert Bishop, Ph.D.
January 31, 2000
Page 2

outlets and with homeopathic/holistic health practitioners versus launch Colloral/(R)/ itself. For the right partner, AutoImmune could offer to license the product in its entirety (including production) or to develop only a marketing and distribution relationship. Manufacturing Colloral/(R)/ for the OTC market is not an issue; production costs are minimal and manufacturing can be outsourced at attractive margins.

      If the partnership approach is not successful, AutoImmune could launch the product itself as a "fall-back" option, pursuing an infomercial, mail campaign and web sales strategy. Ramp-up under this scenario, however, would be slow and resources which could otherwise be deployed in AutoImmune's base business, would be diverted.

      A comprehensive review of the industry identified (greater than) 120 potential partners of which (greater than) 55 were determined to be worth exploring further. Contacts with an initial group of 30 potential partners were initiated in November 1999 in anticipation of moving forward with the partnership strategy.

CHARTER and APPROACH

      The objective of this effort is to secure one (or more) marketing partner(s) to commercialize Colloral/(R)/ in the U.S. and to maximize the potential value of the product/marketing license(s) to AutoImmune.

      To this end, Fletcher Spaght, Inc. (FSI) will:

      . Continue to identify, screen and prioritize commercialization partners on behalf of AutoImmune considering multiple factors including

            -  types of customers served

            - appreciation for the clinical investigation/support AutoImmune has invested in

            -  interest in RA

            -  interest in a collagen product

            -  size/presence in the relevant market

            - perceived capability to quickly ramp-up Colloral/(R)/ as a nonprescription nutraceutical

      . Contact potential partners on a "rolling basis" to develop interest in possible licensing of the product in its entirety or, alternatively, development of marketing and distribution arrangements

            - higher priority candidates to be contacted earlier in this process

            - contact priorities to take into consideration the extended review timeframes normally associated with large vs. small pharmaceutical/nutraceutical companies

      . Fol1ow-up/pursue interested contacts for introductions/establishment of negotiations with AutoImmune

            - in this process FSI will secure confidentiality agreements on behalf of AutoImmune

Robert Bishop, Ph.D.
January 31, 2000
Page 3

      . Facilitate the license or marketing/distribution partnership negotiation process

      As you know, this effort is already underway following the completion of our market study in November. Some of the contacts identified to date have already expressed interest in the licensing opportunity and we are working diligent1y to expedite the introduction process.

TIMING and COST

      This assignment is, to some extent, an open-ended process. However, we recognize that it would be desirable for AutoImmune to close on a Colloral(R) commercialization partnership quickly and at a high va1ue. In the spirit of partnership between FSI and AutoImmune we propose to structure our compensation to support these goals. Thus, we propose:

      .     A monthly retainer of $10,000 for five months, plus

      . A success fee equal to 5% of like value (upfront, milestone and royalty payments or operating profit) AutoImmune receives for any or all U.S. rights to Colloral(R) for any deal completed on or before December 31, 2001, less accumulated retainer fees paid

      It is a possibility that AutoImmune could be acquired. Thus, in order to protect FSI it is appropriate to describe how FSI would be compensated if AutoImmune were to be acquired by/merged with another entity. If by reason of merger/acquisition on or before December 31, 2000, licening Colloral(R) to a third party is no longer of interest, FSI will receive a lump sum payment equal to three times the accumulated professional fees incurred (valued at FSI's normal billing rates) between January 1, 2000 and the termination of this agreement, less accumulated retainer fees paid. If by reason of merger/acquisition between January 1, 2001 and December 31, 2001, licensing Colloral(R) to a third party is no longer of interest, FSI will receive a lump sum payment equal to two times the accumulated professional fees incurred and the termination of this agreement, less accumulated retainer fees paid,

      In addition to our fees, FSI will request reimbursement of expenses associated with communications (e.g., telephone, facsimile), to be invoiced at 4% of professional fees, plus reimbursement for other expenses (e.g., overnight mail, travel, etc.) as incurred.

      Given that this project is underway, an invoice for the initial mouth's retainer of $10,000 has been sent to you. Future payments towards the retainer will be billed monthly, i.e., at the beginning of February, March, April and May. As well, expenses will be billed on a monthly basis until the completion of the effort.

      FSI asks that you honor all invoices within fifteen days of receipt.

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